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                                    Exhibit 2


The Reporting Persons are identified below:

Tekelec-Airtronic, S.A. is a French corporation.

Tekelec F is a French corporation.

Natinco, S.A. is a Luxembourg corporation.

Jean-Claude Asscher is a French citizen and the president and majority shareholder of each of Tekelec-Airtronic, S.A. and Tekelec F

Edouard Givel is a Swiss citizen and the owner of substantially all the equity interest of Natinco, S.A.